Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC ANNOUNCES EXECUTIVE CHANGES

St. Peters, MO, October 9, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced three organizational changes to its corporate leadership team. The changes align the business around MEMC’s primary end-markets, semiconductor and solar, placing operating responsibility with two senior executives as the company moves closer to a more formalized business unit structure in the future.

First, Ken Hannah, who has served as Senior Vice President and Chief Financial Officer since April 2006, has been promoted to the new position of Executive Vice President of MEMC and President of MEMC Solar Materials. In this role, Hannah will be responsible for all sales and manufacturing operations for polysilicon and solar wafers.

Second, semiconductor wafer sales and manufacturing operations will be led by Shaker Sadasivam in his new role as Executive Vice President of MEMC and President of MEMC Semiconductor. Sadasivam has been with MEMC for 19 years, most recently as Senior Vice President of Research & Development. Sadasivam will continue as head of Research and Development.

Third, Tim Oliver has been appointed Senior Vice President and Chief Financial Officer, effective November 2. Oliver was most recently employed by Metavante Technologies, where he was the Senior Vice President and Chief Financial Officer. Prior to joining Metavante in July 2007, he served as Vice President and Treasurer of Rockwell Automation since May 2004. Before Rockwell, Tim worked as Vice President of Investor Relations and Financial Planning for Raytheon Company. Tim also held positions in investment banking earlier in his career.

All three executives will report to President and Chief Executive Officer Ahmad Chatila.

“These changes will strengthen our corporate leadership team and allow us to enhance our customer focus and service,” said Ahmad Chatila. “The semiconductor and solar industries are two separate markets with distinct customers. As our solar business continues to evolve, the time has come for us to establish executive leadership dedicated to addressing the needs of our solar and semiconductor customers individually, and Ken and Shaker are the right people to lead those efforts.”

Chatila continued, “We are delighted to have Tim Oliver join our executive team. With his leadership skills, financial and business acumen and breadth of experience, we are confident that Tim will be a valuable contributor to MEMC in the months and years ahead.”

-more-

MEMC ELECTRONIC MATERIALS

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past fifty years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, IR & Corporate Communications

MEMC Electronic Materials, Inc.

(636) 474-5443